Mike:

Thank you ___________, and welcome everyone to National Research Corporation’s fourth quarter and year-end 2007 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

We have more than the usual topics to cover with you today, many of which relate to new products being rolled out in 2008 However before I discuss those , let me ask Pat to review the quarterly and year-end 2007 financials. Pat.

Pat:

Thanks, Mike.

For the twelve months ended December 31, 2007, the Company achieved record revenue of $48.9 million, compared to $43.8 million during the same period in 2006, a 12% increase. Company revenue for the three months ended December 31, 2007, was $10.8 million, compared to $10.3 million during the same period in 2006, a 5% increase. The limited growth for the quarter was impacted by the Canadian exchange rate which triggered a re-pricing, as well as last year’s federal contracts working themselves out period-over-period.

For the three months ended December 31, 2007, net income for the Company was $1.1 million or $0.16 per diluted share, compared to $1.0 million or $0.14 per diluted share for the same period in 2006, a 10% increase.

For the twelve months ended December 31, 2007, record net income for the Company was $6.8 million or $1.00 per basic share which is a new Company milestone, and $0.98 per diluted share, compared to $5.9 million or $0.86 per basic and $0.85 per diluted share for the same period in 2006, a 16% increase in earnings per share. The net income margin was 14% for 2007, a 1% improvement from 13% in 2006.

During the fourth quarter 2007, direct expenses as a percentage of revenue were 47% which was outside of our model of 43 to 45%. However, for the year 2007, direct expenses ended within our model at 45% of revenue. We expect the year 2008 to be within our model at 45%, similar to the full year of 2007.

During the fourth quarter 2007, selling, general and administrative costs represented 30% of revenue, a one percentage point improvement compared to 31% in the fourth quarter 2006. For the year 2007, we were outside our model of 23 to 25% with SG&A expense at 27%, but still an improvement over 2006 at 28%. Looking at 2008, we should see SG&A expenses being leveraged against higher revenue and coming in within our model.

Depreciation and amortization were 6% of revenue during the fourth quarter 2007, improving by one percentage point compared to 7% during the fourth quarter 2006. For the full year 2007, depreciation and amortization were within our model. For 2008, we expect the annualized depreciation and amortization expense, as a percent of total revenue, to be in the middle of our model of 4.5 to 6% given continued revenue growth.

In 2008, we also expect to lower our interest expense as we continue to reduce the bank debt. During 2007, the Company paid down its notes payable by $8.1 million. As a result, as of today the Company has less than $2 million of debt remaining.

Cash flow from operations for 2007 was $14.6 million, compared to $6.8 million for the year 2006. Cash flow was higher year-over-year partially due to renewals of TGI which we worked through the original purchase deferred revenue during 2006 and the first part of 2007, and the timing of billings, collections, and estimated tax payments. Cash and short-term investments as of December 31, 2007, were $3.5 million

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

Focusing first on sales, net new contracts for the year 2007 increased by 23% to $14.7 million. And, as noted in the earnings release, our fourth quarter sales hit a record $5.5 million, by far outpacing our best quarterly performance ever.

For NRC Picker, our largest business unit, new sales are not only generating increases in the value of our current client relationships, but as well, clearly adding new clients. Both of these outcomes are largely driven by our unique approach in helping organizations improve patient-centered care. As we approach public reporting of HCAHPS in March of this year, we anticipate hospitals will allocate even greater resources toward improvement once their boards and the public sees, for the first time, side-by-side hospital ratings in each market in the country. We believe the resulting increased motivation will play, as it has been, directly into our product portfolio of subscription-based improvement tools.

From a sales perspective, Healthcare Market Guide started the year slow and finished strong. Two-thirds of that unit’s annual sales were generated in the last half of 2007 and January of 2008 has shown continued momentum. The Healthcare Market Guide sales team has now doubled to 12 associates which will be important in executing against the rollout of a major new HCMG product which we’ll touch on later in this call.

Our Payer Solutions business unit in 2007 registered very good sales growth over 2006 driven by increased enrollment in Medicare Advantage among our base of large national health plans.

The Governance Institute sales team achieved record growth 2007 over 2006 in new memberships sold. As well, TGI’s average membership value increased as a result of new product introductions in the fourth quarter of 2007.

Across the board, our sales teams are generating material increases in both market share and average contract value. We are continuing to put more feet on the street, benefiting from maturity within the existing sales teams, and adding new products to our portfolio which provide additional opportunities.

Total contract value at year-end stood at $52.6 million comprised almost exclusively of commercial contracts which in and of themselves, increased 18% year over year.

In 2008, the macro trends across our business units continue to be transparency including both public reporting of performance and increased scrutiny of healthcare governance. On the payer side, pay for performance is increasingly being used as a tool for value-based purchasing and Medicare Advantage enrollment remains on an upward track. It’s not by chance that new products emerging from our development pipeline in 2008 will capitalize on these trends.

As you know, over the past 24 months, we have worked to create a material and disciplined product development focus across all of our business units. In 2008, you can expect several new products to emerge from this pipeline and be taken to market.

In March, Healthcare Market Guide will roll out a Community Benefit Assessment report. This report, tailored to each hospital in the top 200 markets, repackages our current Healthcare Market Guide database to address the increased pressure on hospitals from their state’s attorney general offices to justify their not-for-profit status and meet the new IRS Form 990 requirements. We’ve received 70% acceptance in our product test phase based on our prototype report priced at $9,500. While this product line extension is not anticipated to materially add to revenue growth, it has the clear possibility to drive the bottom line given it’s capitalizing on an existing data asset with limited incremental delivery cost.

On a far grander scale, late in the second quarter, Healthcare Market Guide will move to continuous data collection rather than our historic annual snapshot. This totally re-engineered approach to the core Healthcare Market Guide offering will provide hospitals the ability to monitor real-time changes and effects of over 100 metrics including consumer sentiment towards public reporting of hospital performance, brand equity, advertising tracking, and consumers’ use of various new sites of care delivery such as retail clinics. The design of the “Ticker”, as it is named, also allows hospitals to add custom questions to the study throughout the year which will eliminate the only real sales objection from the only real competitive alternatives. In addition, the scope of the Healthcare Market Guide Ticker product will expand from covering 200 markets across the country to include continuous feedback in the 300 largest U.S. markets. This alone increases the prospect pool by more than 50%. Ongoing data collection will also allow smoothing of revenue recognition from once a year in the third quarter, to throughout the year. The basic economics are such that Ticker will represent a 50% increase in contract value against our current subscriber base, and has a similar positive increase in revenue from new subscribers.

Bottom line: a more robust product which eliminates a real sales objection, a more engaged subscriber to drive even higher retention, more prospects via greater market coverage and, as noted earlier, a sales force that has doubled in size in anticipation of this roll out is very exciting for Healthcare Market Guide and the Company as a whole.

Not to be overshadowed by Ticker, NRC Picker has an equally exciting product rollout planned — the NRC Picker Patient-Centered Care Institute. This membership-based offering bundles together our robust improvement offerings in such a way as to enable us to sell our improvement products to hospitals that do not currently use NRC Picker for measurement of their patient satisfaction. This is a big deal. To date, we have largely been limited to having to first sell a hospital on our measurement offerings in order to have a base of clients to cross-sell our improvement products. Granted, many buy both measurement and improvement, however, we know our improvement offerings have proven themselves to be best in class. This new packaging allows us to use this advantage to sell our subscription-based improvement offerings via The NRC Picker Patient-Centered Care Institute to all our competitors’ client bases independent of whether or not it’s timely for a hospital to switch their entire measurement contract to NRC. Tests have proven this approach subordinates a “measurement only” vendor’s relationship and captures over time the hospital’s entire patient satisfaction measurement revenue. We believe this strategy provides us access to the entire market in a very different and accelerated way.

As you can see, each of these new products announced to you today are strategic in nature, have proven market acceptance, and are built on our current core competencies.

In upcoming quarterly calls, Pat and I look forward to providing you progress on the traction we are achieving on the products reviewed today, as well as provide you additional visibility regarding other new offerings we have planned throughout the year.

_____, I would now like to open the question and answer portion of the call.

Closing statement.

Thank you for your time today. Pat and I looking forward to talking to you again next quarter.

10